Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated August 7, 2020, is entered into by and between Romeo Systems, Inc., a Delaware corporation (the “Company”), and Michael Patterson (“Executive”).  For valuable consideration, the Company and Executive agree as set forth below.

1.Term of Agreement, Employment Status, and Duties.

1.1Term of Agreement.  The employment of Executive under this Agreement will commence on August 7, 2020 (the “Effective Date”) and will continue until terminated in accordance with Section 4.

1.2Employment Status.  Executive acknowledges and agrees that Executive is an “at-will” employee, and that, as such, the Company may terminate Executive’s employment at any time for any or no reason, and with or without advance notice, and with the consequences, if any, set forth in Section 4.  Executive acknowledges and agrees that his at-will employment status only may be modified by a written agreement signed by the Executive and the Board of Directors of the Company (the “Board”) that specifically provides it is modifying this at-will relationship.  For the avoidance of doubt, any Board approval discusses herein will require Executive to abstain from voting and a majority of the Board must so approve.

1.3Title and Duties.  The Company agrees to employ Executive and Executive accepts employment as Founder, Chief Executive Officer and Chairman of the Board.  Executive will perform all duties normally associated with such position and or such other duties as may be assigned from time to time during the term of this Agreement.  Executive shall report to the Board or its designee.  During the term of this Agreement, Executive agrees to devote his full business time, attention, efforts, and energies in performance of his duties and responsibilities hereunder and to use Executive’s best efforts, skill and abilities to promote the interests of the Company and to perform Executive’s duties in accordance with the policies and practices established from time to time by the Company for the benefit of the Company.  Executive may continue to participate in such civic and charitable activities as he was performing as of June 1, 2020.  Any additional professional commitments must be discussed and approved by the Board.  Compensation in any form from any source other than the Company must be disclosed immediately to the Board.  Any such compensation may result in a decrease in salary and/or bonus payments, at the discretion of the Board.  If such compensation is not in the form of cash, the Board will have the right to assign a value to such consideration.  Executive’s primary place of employment will be in the greater Los Angeles, California area.

2.Compensation and Benefits.  Compensation shall be paid as follows:

2.1Base Salary: Executive will be paid, starting January 1, 2021, an initial Base Salary of three hundred thousand dollars ($300,000) per year to be paid in accordance with the Company’s standard payroll practices as in effect from time to time.  Executive’s Base Salary shall be subject to periodic review and adjustment annually, but no later than the first anniversary of the Effective Date.

2.2Discretionary Annual Bonus: Executive may receive a discretionary annual bonus up to four hundred thousand dollars ($400,000) (“Target Bonus”), as determined by the Board in its sole discretion, taking into account the Executive’s performance and the performance of the Company.  In advance of each calendar year, the Board (or the Compensation Committee as so delegated) will discuss and consult with Executive to develop the criteria for the Target Bonus.  The criteria may include cash balance and operating cash flow hurdles below which no bonus is payable.  The criteria and the final assessment of achievement must be approved by the Board.  Target Bonus payment will be made in the first quarter of the subsequent calendar year and will be made, if at all, in cash or stock of the Company or a combination thereof, as determined by the Board in its sole discretion.

2.3Stock Option Award:  Concurrent herewith the Company will grant Executive a Stock Option Award Agreement providing the opportunity for Executive to purchase common stock in the Company, subject to certain terms and conditions as detailed in Exhibit A.

2.4Benefits: Executive will be eligible to participate at all times during the term of this Agreement in all of the Company’s standard life, health, dental, vision, and disability benefit plans as well as vacation plans that are offered to all similarly situated Company executives from time to time, subject to the terms and conditions of such plans.  Executive acknowledges and agrees that the Company may amend or terminate any such plans from time to time.  Executive will also be provided first class travel for so long as the Board allows.  Travel expenses will be reviewed, and the Board reserves the right to change this travel benefit or any other benefit at any time for any reason (any changes to this travel benefit by the Board or any other benefits, whether via an acquisition, merger, initial public offering, special purpose acquisition company transaction or otherwise shall not constitute constructive termination or Good Reason).

2.5Reimbursement of Expenses.  While employed by the Company, the Company will reimburse Executive for all reasonable, customary, and documented out-of-pocket business expenses incurred in performing the services contemplated by this Agreement, in accordance with the Company’s policies and practices as in effect from time to time.  Requests for reimbursement must be in writing and accompanied by appropriate supporting documentation, in accordance with the expense reimbursement policies and practices of the Company as in effect from time to time.  Reimbursement of expenses to include reimbursement of attorney’s fees for negotiation and documentation of this Agreement and any exhibits hereto, up to a cap of $15,000.

3.Continuing Obligations and Other Terms and Conditions of Employment.  To protect the Company’s trade secrets and other business assets, Executive is entering into the Employee Confidentiality and Invention Assignment Agreement in the form attached as Exhibit B concurrently herewith.  Executive agrees that he shall receive the severance or other benefits set forth in Section 4, if he otherwise qualifies for such benefits, only to the extent that, from the Effective Date through the end of the Severance Period, Executive does not materially breach the Employee Confidentiality and Invention Assignment Agreement.

4.Termination and Severance.  This Agreement and Executive’s employment may be terminated as follows.

4.1Termination without Cause or Resignation for Good Reason.  In the event that the Company terminates this Agreement and Executive’s employment other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), then Executive shall be paid “Base Severance” in an amount equal to twelve (12) months of Base Salary, as adjusted pursuant to Sections 1.3 and 2.1, if at all.  This Base Severance shall be paid in the form of salary continuation, commencing sixty (60) days after termination, provided however, that the first sixty (60) days of Base Severance shall be paid in a lump sum on the sixty fifth (65th) day after termination.  The period from the Executive’s termination of employment until the last payment of salary continuation is the “Severance Period”).

To be eligible for any payments provided in Section 4.1 above or Section 4.2 below, Executive must execute, deliver and allow to become irrevocable a full and complete release of any and all claims in the form prescribed by the Company (“Release”).  The Release must be executed, and all revocation periods must have expired, within sixty (60) days after Executive’s date of termination, failing which Executive shall have no rights to any payments or benefits otherwise provided in Section 4.1.  Any payments otherwise scheduled to be made prior to the end of such sixty (60)-day period shall be made on the Company’s first regular payroll date following the end of such sixty (60)-day period.  Each payment provided in clauses (a) and (b) above, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).  In addition, if the Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service from the Company within the meaning of Section 409A (a “Separation from Service”), then any payment otherwise required to be made to him under this Agreement on account of his separation from service, including any severance, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, such payment shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”).  On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

For the purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the consent of Executive: (A) a material reduction of the Executive’s annual Base Salary without a comparable reduction of the base salaries of similarly-situated executives of the Company, or (B) the relocation of the Executive’s workplace to more than fifty (50) miles from the place at which the Executive was assigned to principally perform services immediately prior to the relocation; provided, however, that the Executive must, within thirty (30) days after Executive’s receipt of notice of any of the foregoing events, notify the Company in writing of his intention to terminate his employment on account of such event(s) in accordance with this Section 4.1 of this Agreement, and the Company shall have thirty (30) days from receipt of such written notice to cure the Good Reason condition (which, in the event of clause (A) of this definition, must be retroactive to the date of the applicable reduction to constitute a cure).  For the avoidance of doubt, the definition of “Good Reason” does not include: (i) removal as Chairman of the Board; (ii) transition to a different role as a result of an acquisition, merger, initial public offering or special purpose acquisition company transaction if the sum of annual Base Salary and bonus target potential does not decrease by more than 15%; and (iii) any action taken pursuant to Section 14 of that certain Stock Option Agreement, attached as part of Exhibit A.

4.2Termination for Cause.  In the event the Company terminates this Agreement and Executive’s employment for Cause, Executive shall not be entitled to any severance pay.  For the purposes of this Agreement, “Cause” means that the Board has determined in good faith that: (i) Executive has materially failed to perform Executive’s responsibilities or duties to the Company, after written demand for performance has been given to Executive and, if reasonably susceptible of cure, has not been cured for a period of ten (10) days after such written demand for performance; provided, however, Executive shall not be entitled to more than one such cure notice (and being absent for three (3) days without advance or concurrent notice shall be deemed incurable Cause); (ii) Executive has engaged in illegal conduct or gross misconduct in connection with his employment; (iii) Executive commits, is convicted of, or pleads guilty or nolo contendere to, a felony, a crime involving moral turpitude; (iv) Executive materially breaches Executive’s duty of loyalty to the Company or a material Company policy; (v) Executive has engaged in dishonesty, fraud, gross negligence or repetitive negligence in the course of discharging Executive’s duties to the Company; or (vi) Executive’s continued employment with the Company has harmed or could reasonably be expected to harm the Company as the result of (a) any action, complaint, or charge by, or settlement or consent with, any governmental, regulatory, or self-regulatory organization, regardless of when such action, complaint, charge, settlement or consent occurred or (b) any facts or allegations underlying any such matter.  If Executive’s employment terminates at a time when the Company could have terminated the Executive for Cause had it known all of the relevant facts and circumstances, Executive’s termination shall be treated as having been for Cause.

4.3Termination by Executive, Death, or Disability.  Executive may terminate this Agreement and Executive’s employment at any time without Good Reason.  Furthermore, Executive’s death will terminate this Agreement and Executive’s employment.  At any time the Executive has a Disability, the Company may terminate this Agreement and Executive’s employment.  “Disability” shall mean that Executive is rendered incapable of performing his essential job functions for at least ninety (90) consecutive days or one hundred twenty (120) days in any three hundred sixty five (365)-day period or is likely to be incapable of doing so, as determined by a physician selected by Company who is reasonably acceptable to Executive.  In the event Executive’s employment terminates under this Section 4.3, Executive shall not be entitled to any severance pay unless Executive resigns for Good Reason and Executive is entitled to severance under Section 4.1.  For the sake of clarity, nothing in this Section 4.3 shall affect any entitlement Executive has to life and disability insurance benefits.

Executive’s transfer to a Company affiliate, parent, subsidiary, or successor, regardless of whether Executive accepts such transfer, shall not be deemed a termination of this Agreement.

5.Additional Payments on Termination of Employment.  Regardless for the reason for Executive’s termination of employment, Executive (or his estate) shall be entitled to receive all earned and unpaid Base Salary and reimbursable business expenses, all as earned and accrued through the date of termination.

6.Resignation from all Positions. If Executive’s employment with the Company terminates for any reason or if the Board decides Executive should no longer serve as Chairman of the Board and/as a Board member, Executive shall be deemed to have immediately resigned from all officer, director, or other positions that Executive may have held with the Company and its affiliates.  If, for any reason, the foregoing is insufficient to effectuate such resignation and the Company is unable to secure the Executive’s signature on any document needed in connection with such purposes, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act on the Executive’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed or done by the Executive.

7.General Provisions.

7.1Board Determinations.  Executive shall recuse himself from any determination or approval to be made by the Board or any committee thereof under or with respect to this Agreement and any such determination or approval shall require a majority of the other Board or committee members.

7.2Termination of Employment.  “Termination of employment,” “employment termination” and other phrases of similar import refer to a Separation from Service.

7.3Taxes.  Executive shall be responsible for any and all tax obligations imposed on him relating to any and all payments to the Executive contemplated by this Agreement.  The Company may withhold from any amounts otherwise payable under this Agreement all federal, state, city or other taxes, as the Company reasonably believes it is required to withhold pursuant to any applicable law, rule, or regulation, with such withheld amounts being treated as having been paid to Executive for all purposes under this Agreement.

7.4Amendments and Waivers.  No provision of this Agreement may be modified, waived, or discharged except by a written document signed by the Board and Executive.  A waiver of any provision of this Agreement in a given instance shall not be deemed a waiver of such provision at any other time.

7.5Governing Law.  The laws of the State of California (excluding any law mandating the use of another jurisdiction’s laws) shall govern the validity, interpretation, construction, and performance of this Agreement.

7.6Successors; Assignment.  This Agreement shall bind and inure to the benefit of Executive and his estate.  Executive may not assign or pledge this Agreement or any of his rights arising hereunder.  The Company may, without Executive’s consent, assign this Agreement or any of its rights, benefits or obligations hereunder to any parent, affiliate, subsidiary or successor of the Company that agrees in writing to be bound by this Agreement, after which any reference to the Company in this Agreement shall be deemed to be a reference to such parent, affiliate, subsidiary or successor, as applicable, and the Company thereafter shall have no further responsibility or liability under this Agreement.

7.7Counterparts.  This Agreement may be executed in multiple counterparts (including facsimiles thereof), all of which, taken together, all of which shall be deemed to collectively comprise an original.

7.8Entire Agreement.  All oral or written agreements or representations express or implied, with respect to the subject matter hereof are set forth in this Agreement and the benefit plans specifically referred to herein, which accordingly supersedes any and all prior oral or written agreements and representations with respect to the subject matter thereof.

7.9Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of facsimile transmission; or (d) by certified or registered mail with return receipt requested, upon verification of receipt.  Notice shall be sent to the address set forth below (if not personally delivered), or such other address as either party may specify in a writing delivered in accordance with this section:

To Executive:Michael Patterson

554 Muskingum Ave.

Pacific Palisades, CA 90272

310-889-8577

mwp@romeopower.com

To Company:Lauren Webb, CFO

4380 Ayers Ave.

Vernon, CA 90058

310-383-8185

lauren@romeopower.com

7.10Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.  Notwithstanding the foregoing, if Section 3 is modified or deleted or otherwise found to be unenforceable by an arbitrator or a court of competent jurisdiction, the parties agree that the Company shall have no obligation to make any payment under Section 4 and further agree that this Section 7.11 is not severable or subject to modification.

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IN WITNESS WHEREOF, the parties have executed this Agreement as indicated below.

Dated: 8/12/2020	COMPANY:

ROMEO SYSTEMS, INC.

	By:	/s/ Lauren Webb
Name: Lauren Webb
Title: Chief Financial Officer

Dated: 8/12/2020	EXECUTIVE:

/s/ Michael Patterson
Michael Patterson

Exhibit A

STOCK OPTION AWARD AGREEMENT

(See attached)

A-1

Exhibit B

EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

(See attached)